Exhibit 3.13

Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709		Filed in the Office of the Secretary of State of Texas Filing #: 800911114 12/17/2007 Document #: 196626430002 Image Generated Electronically for Web Filing

Certificate of Formation
Filing Fee: $300	Limited Liability Company

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

GoPetro Transport LLC

The name of the entity must contain the words “Limited Liability Company” or “Limited Company,” or an accepted abbreviation of such terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 2 - Registered Agent and Registered Office

☐	A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☑	B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:
E V Bonner Jr

C. The business address of the registered agent and the registered office address is:

Street Address: 4433 Baldwin Boulevard Corpus Christi TX 78408

Article 3 - Governing Authority

☑	A. The limited liability company is to be managed by managers.

OR

☐	B. The limited liability company will not have managers. Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:

Manager 1	E V Bonner Jr	Title:	Manager

Address:	4433 Baldwin Boulevard Corpus Christi TX, USA 78408

Manager 2:	Sam L Susser	Title:	Manager

Address:	4433 Baldwin Boulevard Corpus Christi TX, USA 78408

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]

Organizer

The name and address of the organizer are set forth below.

Christopher B. Dial	4433 Baldwin Boulevard, Corpus Christi, Tx 78408

Effectiveness of Filing

☑	A. This document becomes effective when the document is filed by the secretary of state.

OR

☐	B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Christopher B. Dial
Signature of Organizer